Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 6, 2006 (September 29, 2006 as to Note 2 and the last paragraph of Note 1), relating to the consolidated financial statements and financial statement schedules of Lowe’s Companies, Inc. and subsidiaries (the “Company”) and of our report dated April 6, 2006, relating to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K/A of the Company for the fiscal year ended February 3, 2006.
/s/ Deloitte & Touche LLP
Charlotte, North Carolina
October 13, 2006